EXHIBIT 1.2


                       750,000 Shares of Common Stock and
               750,000 Redeemable Common Stock Purchase Warrants

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.


                           SELECTED DEALER AGREEMENT


                                                           ______________, 1997

Gentlemen:

     Argent Securities, Inc. and Corporate Securities Group, Inc. have agreed as the underwriters (the "Underwriter") named in the enclosed prospectus (the "Prospectus"), subject to the terms and conditions of an Underwriting Agreement dated _____________, 1997 (the "Underwriting Agreement"), to purchase from Advanced Electronic Support Products, Inc., a Florida corporation (the "Company"), 750,000 shares of Common Stock, par value $.01 per share (the "Public Shares") and 750,000 Redeemable Common Stock Purchase Warrants (the "Public Warrants"). We may also purchase as many as 75,000 additional shares of Common Stock and 75,000 Redeemable Common Stock Purchase Warrants (the "Option Securities") from the Company pursuant to Section 2 of the Underwriting Agreement. The Securities are more particularly described in the Prospectus, additional copies of which will be supplied in reasonable quantities upon request.

     We are offering a portion of the Common Stock and Redeemable Common
Stock Purchase Warrants for sale to selected dealers (the "Selected Dealers"), among whom we are pleased to include you, at the public offering price, less a concession in the amount set forth in the Prospectus under "Underwriting." This offering is made subject to delivery of the Public Shares and Public Warrants and their acceptance by the Underwriter, to the approval of all legal matters by our counsel, and to the terms and conditions herein set forth, and may be made on the basis of the reservation of the Public Shares and Public Warrants or an allotment against subscription.

     We will advise you by telegram of the method and terms of the offering. Acceptances should be sent to Argent Securities, Inc., 3340 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326, Attention: L. Phillips Reames. Subscription books may be closed by us at any time without notice, and we reserve the right to reject any subscription in whole or in part, but notification of allotments against and rejections of subscriptions will be made as promptly as practicable.

     Any of the Public Shares and Public Warrants purchased by you hereunder are to be promptly offered by you to the public at the public offering price, as set forth in the Prospectus, except as herein otherwise provided and except that a reallowance from any such public offering price not in excess of the amount set forth in the Prospectus under "Underwriting" may be allowed to dealers who are members in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), or foreign dealers or institutions not eligible for membership in said association who agree to abide by the conditions with respect to foreign dealers and institutions set forth in your confirmation below. We may buy Public Shares and Public Warrants from, or sell Public Shares and Public Warrants to, any Selected Dealer, and any Selected Dealer may buy Public Shares and Public Warrants from, or sell Public Shares and Public Warrants to, any other Selected Dealer at the public offering price less all or any part of the concession set forth in the Prospectus. After the Public Shares and Public Warrants are released for sale to the public, we are authorized to vary the offering price of the Public Shares and Public Warrants and other selling terms. You agree to sell to a minimum of one retail purchaser for each ________ Public Shares and Public Warrants sold.

     If, prior to the termination of this Agreement, we purchase or contract to purchase any Public Shares and Public Warrants which were purchased by you from us or any Selected Dealer at a concession from the public offering price (or any Public Shares and Public Warrants which we believe have been substituted therefor) you hereby agree that we may: (i) require you to pay us on demand an amount equal to the concession on such Public Shares and Public Warrants; (ii) sell for your account the Public Shares and Public Warrants so purchased and debit or credit your account with the loss or profit resulting from such sale; or (iii) require you to purchase such Public Shares and Public Warrants at a price equal to the total cost of such purchase including commissions and transfer taxes (if any) on redelivery.

     Public Shares and Public Warrants accepted or allotted hereunder shall be paid for in full at the public offering price, at the office of Argent Securities, Inc., 3340 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326 (or such other place as you may be instructed) prior to 8:30 a.m., New York City time, on such day after the public offering date as we may advise three (3) days after the effective date, by certified or official bank check payable in New York Clearing House funds to the order of Argent Securities, Inc. against delivery of certificates. Certificates representing purchases by each Underwriter or Selected Dealer will be registered in each Underwriter or Selected Dealer's name. We shall maintain a list of certificate numbers for each Underwriter and Dealer. There will be no registration in street or clearing agent names. Accordingly, you have agreed to notify your clearing agent firm of the physical settlement procedures and you shall instruct such clearing agent not to deliver any certificate to satisfy any other correspondent's trades. If Public Shares and Public Warrants are purchased and paid for by you hereunder at the public offering price, the concession will be paid to you after the termination of this Agreement. The selling concession may be withheld if any shares so purchased by you as a Selected Dealer are resold and repurchased by us prior to the termination date of this Agreement.

     We have been advised by the Company that a registration statement (Registration No. 333-15967 (the "Registration Statement") for the Public Shares and Public Warrants has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). You will be promptly advised when the registration statement becomes effective. You will comply with the applicable requirements of the Act and of the Securities Exchange Act of 1934, as amended, and the terms and conditions set forth in the Prospectus. No person is authorized by the Company or the Underwriter to give or rely on any information or to make any representations not contained in the Prospectus in connection with the sale of Public Shares and Public Warrants. You are not authorized to act as agent for the Company or the Underwriter in offering the Public Shares and Public Warrants to the public or otherwise. Nothing contained herein shall constitute or be construed to make the Selected Dealers partners with the Underwriter or with one another.

     We shall not be under any liability (except for our own want of good faith) for or in respect of the validity or value of, or title to, any Public Shares and Public Warrants; the form or completeness of, or the statements contained in, or the validity of, the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto or any other letters or instruments executed by or on behalf of the Company or others; the form or validity of the agreement for the purchase of the Public Shares and Public Warrants or this Agreement; the delivery of the Public Shares and Public Warrants; the performance by the Company or others of any agreement on its or their part; or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve the Underwriter from any liability under the Act.

     You, by your confirmation below, represent that: (i) you are a member in good standing of the NASD or are a foreign bank or dealer not eligible for membership in the NASD which agrees to make no offers or sales of Public Shares and Public Warrants within the United States, its territories or its possessions, or to persons who are citizens thereof or residents therein, (ii) neither you nor any of your directors, officers, partners or "persons associated with" you (as defined in the By-Laws of the NASD) nor, to your knowledge, any "related person" (as defined by the NASD in its Interpretation of Article III, Section I of its Rules of Fair Practice, as amended) or any other broker-dealer, have participated or intend to participate in any transaction or dealing as to which documents or information are required to be filed with the NASD pursuant to such Interpretation, and as to which such documents or information have not been so filed as required.

     You agree not to, at any time prior to the termination of this Agreement, bid for, purchase, sell or attempt to induce others to purchase or sell, directly or indirectly, any Public Shares and Public Warrants other than
(a) as provided for in this Agreement or the Underwriting Agreement relating to the Public Shares and Public Warrants, or (b) purchases or sales as broker on unsolicited orders for the account of others. In making the sales of Public Shares and Public Warrants, if you are a member of the NASD, you will comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation of Article II, Section I of its Rules of Fair Practice with respect to Free-Riding and Withholding and Section 24 of Article III of the NASD's Rules of Fair Practice, or if you are a foreign bank or dealer, you agree to comply with such Interpretation of Sections 8, 24 and 36 of such Article as though you were such a member and Section 25 of such Article as it applies to a nonmember broker or dealer in a foreign country. Further, pursuant to Securities Act Release No. 4968, you will distribute a Preliminary Prospectus to all persons reasonably expected to be purchasers of shares from you at least 48 hours prior to the time you expect to mail confirmation.

     Upon written application to us, we will inform you as to the advice we have received from counsel concerning the jurisdictions in which the Public Shares and Public Warrants have been qualified for sale or are exempt under the respective securities or blue sky laws of such jurisdictions, but we have not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell the Public Shares and Public Warrants in any jurisdiction.

     As Underwriter, we shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising thereunder. We shall not be under any obligation to you except for obligations expressly assumed by us in this Agreement.

     You agree, upon our request, at any time or times prior to the termination of this Agreement, to report to us the number of Public Shares and Public Warrants purchased by you pursuant to the provisions hereof which then remain unsold.

     Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. This Agreement will terminate at the close of business on the 30th business day after the public offering of the Public Shares and Public Warrants, but, in our discretion, may be extended by us for a further period or periods not exceeding 30 business days in the aggregate and in our discretion, whether or not extended, may be terminated at any earlier time. Notwithstanding the termination of this Agreement, you shall remain liable for your proportionate amount of any claim, demand or liability which may be asserted against you alone, or against you together with other dealers purchasing Public Shares and Public Warrants upon the terms hereof, or against us, based upon the claim that the Selected Dealers, or any of them, constitute an association, an unincorporated business or other entity.

     This Agreement shall be construed in accordance with the laws of the State of Georgia without giving effect to conflict of laws principles.

     In the event that you agree to purchase Public Shares and Public
Warrants in accordance with the terms hereof, and of the aforementioned telegram, kindly confirm such agreement by competing and signing the form provided for that purpose on the enclosed duplicate hereof and returning it to us promptly.

     All communications from you should be addressed to Argent Securities, Inc., 3340 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326, Attention:
L. Phillips Reames. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at this address to which this letter is mailed.


                                  Very truly yours,

                                  ARGENT SECURITIES, INC.

                                  By: _________________________
                                  Name: _______________________
                                  Title: ______________________

Argent Securities, Inc.
3340 Peachtree Road, NE, Ste. 450
Atlanta, Georgia 30326
Attention: L. Phillips Reames

Gentlemen:

     We hereby confirm our agreement to purchase the Public Shares and Public Warrants (as such term is defined in the Selected Dealer Agreement) consisting of one share of Class A Common Stock and one Redeemable Class A Common Stock Purchase Warrant, of Streicher Mobile Fueling, Inc., subject to the terms and conditions of the foregoing Agreement and your telegram to us referred to herein. We hereby acknowledge receipt of the definitive Prospectus relating to the Public Shares and Public Warrants, and we confirm that in purchasing Public Shares and Public Warrants we have relied upon no statements whatsoever, written or oral, other than the statements in such Prospectus. We have made a record of our distribution of preliminary prospectuses and, when furnished with copies of any revised preliminary prospectus, we have, upon your request, promptly forwarded copies thereof to each person to whom we had theretofore distributed preliminary prospectuses. We confirm that we have complied and will comply with all of the requirements of Rule 15c2-8 of the Securities Exchange Act of 1934.

     We hereby represent that we are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or, if we are not such a member, we are a foreign dealer or institution not eligible for membership in said Association which agrees to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein. If we are a member of the NASD, we agree to comply with all applicable rules of the NASD, including, without limitation, the provisions of Section 24 of Article III of the Rules of Fair Practice of the NASD, or, if we are such a foreign dealer or institution, we agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Sections 8, 24 and 36 of such Article as if we were such a member, and Section 25 of such Article as it applies to a non-member broker or dealer in a foreign country.

     Pursuant to your telegram, we hereby subscribe for an allotment of Public Shares and Public Warrants, and acknowledge a concession of $____ from the $_____ public offering price of the Unit.

-------------------------------                -------------------------------
(Corporate or Firm Name of                     (Signature of Authorized
Selected Dealer)                               Official or Partner)

Address:
_______________________________                Date Accepted:__________________
_______________________________                Telephone: _____________________
_______________________________                Tax I.D.#: _____________________